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                                                                       Exhibit 2

                               January 30, 1997



Board of Directors
Boston Chicken, Inc.
14123 Denver West Parkway
P. O. Box 4086
Golden, Colorado  80401-4086

Gentlemen:

     We write this letter to set forth our intent with respect to certain transfers of shares of common stock (the "Stock") of HFMI Acquisition Corporation (to be known as Progressive Food Concepts, Inc.) (the "Company") to be owned by us.

     As we previously indicated to you, it is our intention to transfer a portion of the Stock to some or all of the following constituencies: (1) management and employees of the Company, (2) employees of Boston Chicken, Inc. or its subsidiaries (collectively "BCI") who become involved with the Company's business through arrangements between the Company and BCI, and (3) private equity investors. In addition, we may transfer Stock to BCI's area developers separate and apart from any transfers by BCI of any of its investment in the Company to such area developers. Any such transfers will be in compliance with applicable federal and state securities laws.

     The identity of such transferees of Stock and the amount to be transferred will be developed as the business of the Company and the nature of the involvement of specific individuals and entities evolve over the next twelve to eighteen months. As we know you appreciate, the start-up nature of the Company's business makes such a methodical and carefully considered approach to long-term incentives for appropriate individuals an absolute necessity.

                                              Very truly yours,


                                               /s/ Saad J. Nadhir
                                               -------------------------------
                                                   Saad J. Nadhir


                                               /s/ Scott A. Beck
                                               -------------------------------
                                                   Scott A. Beck